For more information, please contact:
Michael J. McCloskey, COO
(720) 932-4282

UNITED WESTERN BANCORP, INC.
INITIATES QUARTERLY CASH DIVIDEND

DENVER - February 21, 2007 - United Western Bancorp, Inc. (NASDAQ: UWBK), a holding company whose principal subsidiary is United Western Bank, announced today that its Board of Directors has commenced a quarterly cash dividend program.

On February 20, 2007, the Company’s Board of Directors declared a cash dividend in the amount of $.06 per share payable on March 14, 2007, to shareholders of record of United Western Bancorp, Inc. common stock on March 5, 2007.

Guy Gibson, Chairman of United Western Bancorp’s Board of Directors, stated, “We are pleased to implement a quarterly cash dividend program on behalf of United Western’s shareholders, made possible by the Company’s solid financial performance during 2006 and our anticipation that we will continue to successfully grow the United Western Bank franchise across the Rocky Mountain Front Range region.”

The Company anticipates the payment of regular quarterly dividends; however, the ability of the Company to declare and pay a dividend prospectively will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects and such other factors that our Board of Directors may deem relevant.

About United Western Bancorp

Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years. For more information, please visit our Web site at www.uwbancorp.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including but not limited to statements concerning expected future dividends and management’s program to successfully grow the community bank franchise, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated, including the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, levels of delinquencies, defaults and prepayments, general economic conditions, and competition; and other risks and uncertainties discussed in the annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006, in subsequent quarterly reports on Form 10-Q, and in other filings and public statements.

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